Exhibit 10.6
XYLEM
2011 OMNIBUS INCENTIVE PLAN

2026 PERFORMANCE SHARE UNIT GRANT AGREEMENT FOR EXECUTIVE LEADERSHIP TEAM

This Agreement (the “Agreement”) between Xylem Inc. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”) is effective as of ###GRANT_DATE###. Capitalized terms that are not defined in this Agreement are defined in the Company’s 2011 Omnibus Incentive Plan (Amended and Restated on February 24, 2016) (the “Plan”). This Agreement is only being provided in English. The Participant is an employee of the Company or an Affiliate. In recognition of the Participant’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), is providing the Participant an inducement to remain employed and an incentive for increased efforts while employed. In consideration of the terms and conditions in this Agreement, the parties agree as follows:
1.Grant of Performance Share Units. The Company confirms the grant on ###GRANT_DATE### (the “Grant Date”) to the Participant, the target number of ###TOTAL_AWARDS### Performance Share Units (“PSUs”). All PSUs granted under this Agreement are intended to be Performance Based Awards. The PSUs are notional units of measurement denominated in Shares of common stock (i.e., one PSU is equivalent in value to one Share of common stock of the Company).
The PSUs represent an unfunded, unsecured right to receive Shares and dividend equivalent payments in the future if the conditions in the Plan and this Agreement are satisfied.
Nature of the Grant:
(a)The grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past. All decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(b)The Participant is voluntarily participating in the Plan;
(c)The PSUs and the Shares subject to the PSUs, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, pension or retirement or welfare benefits or similar payments;
(d)Future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(e)No claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from the termination of the Participant's employment; and
(f)The Company will not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
(g)Nothing in this Agreement or the Plan creates any right to continued employment or any right to a particular role, responsibilities, or compensation level.
2.Terms and Conditions. The PSUs are subject to the following additional terms and conditions:
(a)Restrictions. Except as otherwise provided in the Plan and this Agreement, the PSUs cannot be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture.

(b)Voting and Dividend Equivalent Rights. The Participant will not have any privileges of a shareholder of the Company with respect to the PSUs, including without limitation any right to vote such Shares or to receive dividends, unless and until Shares are delivered to the Participant on the vesting of the PSUs. Dividend equivalents will be earned for each PSU that vests and the amount will equal the total dividends declared on a Share, where the record date of the dividend is between the Grant Date of this Award and the date a Share is issued on vesting of the PSU. Any dividend equivalents earned will be paid in cash to the Participant as and when the Shares subject to the vested PSUs are issued. No dividend equivalents will be earned or paid with respect to any portion of the PSUs that are not earned and/or do not vest. Dividend equivalents will not accrue interest.
(c)Earning of PSUs. The Participant can earn between 0% and 200% of the target number of PSUs granted under this Agreement, with vesting to be based on the achievement of a pre-set 3-year Adjusted Cumulative Earnings Per Share (“EPS”) performance target, and a 3-year Xylem Total Shareholder Return (“TSR”) relative to companies in the S&P 500 Industrial Index (Peers) pursuant to the performance scales set forth on Exhibit A, by the end of the 3-year performance period covering fiscal years 2026-2028 (the “Performance Period”). The Committee will determine and certify the results of the level of achievement against such targets and the associated number of PSUs earned as described in Exhibit A.
Vesting and Payment. Any earned PSUs will vest on March 1, 2029 (the “Vesting Date”) so long as the Participant has been actively employed by the Company or an Affiliate from the Grant Date through the Vesting Date. Active employment does not include any potential severance period.
Except as provided in subsection 2(h), on vesting of the PSUs, including vesting pursuant to subsections 2(d) or 2(e), the Company will deliver to the Participant (i) one Share for each vested PSU, with any fractional Shares resulting from proration pursuant to subsection 2(d) and 2(e) to be rounded to the nearest whole Share, and (ii) an amount in cash attributable to dividend equivalents earned in accordance with subsection 2(b), less Shares withheld in accordance with subsection 2(f).
(d)Effect of Change in Control. In the event of a Change in Control prior to the end of the Performance Period, if the acquiring or surviving company in the transaction assumes or continues any then-outstanding PSUs, any unvested PSUs will be deemed to have satisfied all applicable performance targets at the target level (i.e. 100%), and will be converted to service-based restricted stock units, which will continue to vest based on the PSUs’ service-based vesting criteria until the Vesting Date.
If the Participant’s active employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason (for applicable Participants only) within 2 years of a Change in Control, any converted and any unvested PSUs will become 100% vested on the termination date.
If the acquiring or surviving company in the transaction does not assume or continue outstanding awards under the Plan, immediately prior to the Change in Control, any unvested PSUs will become 100% vested based on deemed performance at the target level (i.e. 100%).
“Cause” means (i) the Participant’s willful and continued failure to substantially perform his, her or their duties with the Company or an Affiliate (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the Participant willfully engaging in conduct that demonstrably and materially injures the Company or an Affiliate, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” means, without the Participant’s express written consent (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Participant’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Participant to relocate to a work location 50 miles or more from the location where the Participant was principally working immediately prior to the Change in Control. The Participant must give notice within 90 days of any Good Reason event.

Good Reason only applies to the Company or an Affiliate’s employees who are at the time of termination of employment, or were at any time during the 2 year period immediately preceding the Change in Control, covered by the Xylem Special Senior Executive Severance Plan and will exclude an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.
(e)Effect of Termination of Employment. Earned PSUs will only vest if the Participant is actively employed by the Company or an Affiliate through the Vesting Date. If the Participant's active employment is terminated for any reason prior to the Vesting Date, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), subject to subsection 2(d), the following would apply to any unvested PSUs:
(i)Termination due to Death, Disability, or Retirement. A prorated portion (as described below) of the unvested PSUs will remain outstanding and therefore continue to be eligible to vest based on actual Company performance during the Performance Period. A prorated portion (as described below) of the earned PSUs will be paid out on the Vesting Date.
(ii)Termination other than for Death, Disability, or Retirement. All PSUs will automatically be forfeited.
“Disability” means the complete and permanent inability of the Participant to perform all duties under the terms of his, her or their employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
“Retirement” means the termination of the Participant's employment (either by the Company or an Affiliate, or the Participant), if, at the time of such termination, the Participant (a) is at least age 55 and has completed at least 10 years of service with the Company or an Affiliate, or (b) is at least age 62 and has completed at least 5 years of service with the Company or an Affiliate.
Prorated Vesting. The prorated portion of the PSUs that vests on the Vesting Date following the Participant's Death, Disability or Retirement (or while Retirement Eligible) will be determined by multiplying the total number of PSUs the Participant would have earned based on actual performance by a fraction, of which the numerator is the number of months (not to exceed 36) the Participant had been continually employed since the beginning of the Performance Period until his, her or their Death, Disability or Retirement and the denominator is 36.
(f)Tax Withholding. The Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the PSUs and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld on delivery of the Shares and payment of dividend equivalents will be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld (or such other amount that will not cause an adverse accounting consequence or cost). If this withholding would result in a fractional Share being withheld, the number of Shares withheld will be rounded up to the nearest whole Share. If FICA taxes are required to be withheld while the PSUs are outstanding, the withholding will be made in a manner determined by the Company.
(g)Participant Covenants and Forfeiture and Clawback Provisions. The Participant acknowledges and agrees that the PSUs, whether previously vested or not, may be cancelled in full, and the Participant may be required to return to the Company any Shares received on settlement of vested PSUs or the net after-tax income, or the pre-tax value, from any disposition of any Shares received upon settlement of vested PSUs, to the extent required by applicable law and/or the Company’s Recoupment of Incentive-Based Compensation Policy 40-05 (“Clawback Policy”), or if the Committee, in its sole discretion, determines that the Participant:
(i)    Has engaged in any activity in violation of Company policies, including the Company’s Code of Conduct;
(ii)    Has engaged in conduct materially adverse to the best interests of the Company or an Affiliate; or

(iii)    Uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or an Affiliate (except as required by the Participant’s work responsibilities with the Company or an Affiliate);
(iv)    Directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee or customer of the Company or an Affiliate, or encourages any employee to leave the Company or an Affiliate any time during the Participant’s employment and for 12 months after termination of his or her employment (subject to applicable restrictions included in Exhibit 1 attached hereto); or
(v)    Violates the non-competition covenant set forth in Appendix A of this Agreement (the “Non-Competition Covenant”) at any time during the Participant’s employment and for 12 months after termination of his or her employment.
The Participant agrees, understands and acknowledges that the scope and duration of the Participant obligations contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and an Affiliate, and that the Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restrictions on the PSUs to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this subsection.
The obligations in this subsection are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Participant and the Company, or otherwise applicable to the Participant, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE PARTICIPANT UNDERSTANDS THAT THIS SUBSECTION IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE AWARD IN FULL AND A RETURN TO THE COMPANY OF ANY SHARES RECEIVED ON SETTLEMENT OF VESTED PSUS OR THE NET AFTER-TAX INCOME FROM THE DISPOSITION OF ANY SHARES RECEIVED UPON SETTLEMENT OF VESTED PSUS IF THE PARTICIPANT SHOULD CHOOSE TO VIOLATE THIS PARAGRAPH DURING THE OBLIGATION PERIOD. Nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.
(h)Injunctive Action. The Participant acknowledges that if the Participant violates the terms of subsection 2(g), the injury that would be suffered by the Company and/or an Affiliate as a result of a breach of the provisions of this Agreement (including any covenant described in subsection 2(g)) would be irreparable and that an award of monetary damages to the Company and/or an Affiliate for such a breach would be an inadequate remedy. Consequently, the Company and/or an Affiliate shall have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this Agreement and/or the Clawback Policy, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company and/or an Affiliate will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Affiliate’s rights under subsection 2(g) or any other remedies of the Company or an Affiliate, if the Participant breaches any covenant described in subsection 2(g), the Company will have the right to cancel this Agreement.
(i)Electronic Delivery and Acceptance. The Participant consents to electronic delivery of any Plan documents. The Participant consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan related documents. The Participant agrees that his, her or their electronic signature is the same as, and will have the same force and effect as, his, her or their manual signature. The Participant understands and agrees that if this Agreement is not accepted within 90 days of the Grant Date, the award is forfeited in full. Participant agrees that these procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(j)Right of Set-Off. If the Company in its reasonable judgment determines that the Participant owes the Company or an Affiliate any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and the Participant has not satisfied these obligation(s), the Company may instruct the plan administrator to withhold and/or sell Shares acquired by the Participant on settlement of the PSUs (to the extent such PSUs are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of the obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.
(k)Data Privacy. Participant acknowledges and consents to the collection, use, processing and transfer of personal data. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company holds certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire date, salary, nationality, job title, or details of all options or performance stock units or any other entitlement to Shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and an Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company or an Affiliate may each further transfer Data to any third parties assisting the Company with the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any transfer of Data that may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw consent in writing by contacting Participant’s designated Human Resources professional; however, withdrawing consent may affect Participant’s ability to participate in the Plan. All Data will be managed in compliance with the Company’s Data Privacy Guidelines and applicable employee notifications, which may contain more stringent requirements, but in any case will not be less stringent than this subsection 2(k).
(l)Stock Ownership Guidelines. If the Participant is or becomes subject to the Company’s Stock Ownership Guidelines and applicable retention requirements, the Participant may be limited in selling Shares obtained upon settlement of the PSUs.
(m)Clawback Policy. If the Participant is covered by the Company’s Clawback Policy, the Participant agrees that the PSUs are subject to the Policy and may be subject to recovery (in whole or in part) by the Company. The Participant agrees that the Clawback Policy may be amended from time to time by the Committee, including amendments to comply with applicable laws, regulations or stock exchange listing requirements.
(n)Section 409A Compliance. It is intended that the Plan and this Agreement comply with the requirements of Section 409A to the extent applicable and the Plan and this Agreement will be interpreted accordingly.
(i)If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) on the Participant’s separation from service, will instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Participant’s separation from service or (y) the Participant’s death.
(ii)If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, upon an Change in Control that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the PSUs will vest at the time of the Change in Control, but distribution of any PSUs (or related dividend equivalents) that constitute deferred compensation for the purposes of Section 409A will not be accelerated (i.e., distribution will occur when it would have occurred absent the Change in Control).
(o)Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(p)Consent to Jurisdiction. Each party hereby submits and consents to the exclusive jurisdiction of the state or federal courts in the State of Indiana, and, in each case, appellate courts therefrom, with respect to any suit, action or proceeding brought by any party arising under or relating to this Agreement.

By signing a copy of this Agreement, the Participant acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to their terms and conditions.

Agreed to:                            XYLEM INC.

_____________________________                _____________________________
Participant                             Matthew Pine, President and CEO
(Online Acceptance Constitutes Agreement)
Dated: _________________                    Dated: ###GRANT_DATE###
Enclosures

Exhibit A
Performance Share Units

For the 2026-2028 performance period, the LDCC has decided that the PSUs will be granted at Target (100%) with actual payout (0%-200% of target) contingent upon the achievement of the following:
•50% based on a three-year Adjusted Cumulative EPS performance target. This will link our executives’ compensation to an important measure in building long-term value for shareholders by focusing on driving cost synergies and profitable growth.
•50% based on three-year TSR relative to S&P 500 Industrial Index (Peers). This will link our executives’ compensation to shareholder value creation.
2026-2028 Performance Targets and Payout Scale
The payout scales for performance metrics below provide for PSUs to be earned above 100% for above target performance and below 100% for below target performance. For EPS, payout is capped at 100% if 3-year compound annual growth rate (“CAGR”) is < 5%. For Relative TSR, payout is capped at 100% if Xylem’s 3-year TSR is negative.

	EPS[1]		Relative TSR[2]
	3-Year Cumulative Actual	Payout %[3]	3-Year %ile Rank	Payout %[3]
Maximum Payout	$x	x%	xth	x%
Above Plan	$x	x%	xth	x%
	$x	x%	xth	x%
	$x	x%	xth	x%
Plan/Target	$x	100%	xth	100%
Below Plan	$x	x%	xth	x%
	$x	x%	xth	x%
	$x	x%	xth	x%
	$x	x%	xth	x%
Threshold	$x	x%	xth	x%
Below Threshold	<$x	0%	<xth	0%

Appendix A
Non-Competition Covenant
1.Definitions.
(i)“Competing Products” means products or services sold by the Company and/or an Affiliate1, or any prospective product or service the Company and/or an Affiliate took steps to develop, and for which the Participant had any responsibility during the 24 months preceding the termination of the Participant’s employment;
(ii)“Restricted Territory” means the geographic territory over which the Participant had responsibility during the 24 months preceding the termination of the Participant’s employment.
2.Non-Competition.
During the Participant’s employment and for 12 months after termination of the Participant’s employment, the Participant will not directly or indirectly, on behalf of the Participant or in conjunction with any other person or entity:
(i)own, invest in, or provide financing to any business that sells Competing Products in the Restricted Territory;
(ii)work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (1) that is similar to any position the Participant held with the Company and an Affiliate during the 24 months preceding the termination of the Participant’s employment, (2) that is executive, leadership, managerial, or strategic in nature, or (3) that may cause the Participant to inevitably rely upon or disclose the Company’s and/or an Affiliate’ confidential or proprietary information or trade secrets.
3.Jurisdiction and Other Specific Requirements. A Participant residing in a jurisdiction identified on Exhibit 1 will be subject to the jurisdiction-specific and other applicable requirements set forth on Exhibit 1.
4.Subsequent Employment Protocol. During the Participant’s employment and for 12 months after termination of the Participant’s employment, prior to accepting employment with any person or entity, the Participant will provide the Participant’s prospective employer with a copy of this Agreement, which includes the Participant Obligations. Additionally, at least 7 days before accepting subsequent employment, the Participant will notify the Company of the Participant’s prospective employer’s name, address and telephone number, and a description of the job duties and geographic location for which the Participant is being considered.
5.Certifications. By executing this Agreement, which includes the Participant Obligations set forth above, the Participant certifies that the Participant: (a) has not and will not use or disclose to the Company or an Affiliate any confidential information and/or trade secrets belonging to others, including the Participant’s prior employers; (b) will not use any prior inventions made by the Participant and which the Company and an Affiliate is not legally entitled to learn of or use; and (c) is not subject to any prior agreements that would prevent the Participant from fully performing the Participant’s duties for the Company and an Affiliate.

Exhibit 1
State and Other Specific Requirements
1 This term carries the same meaning as how it is defined in Xylem’s Omnibus Incentive Plan.

COLORADO
Paragraph 2(g)(v) does not apply unless the employee who, when the covenant not to compete is signed and when it is enforced, earns at least $130,904 as of 2026 (adjusted on a yearly basis). Paragraph 2(g)(iv) does not apply unless the employee who, when the covenant not to solicit is entered and when it is enforced, earns at least $78,542 as of 2026 (adjusted on a yearly basis).
DISTRICT OF COLUMBIA
Paragraph 2(g)(v) does not apply to employees earning less than $158,800 in 2026. This amount may increase each calendar year according to the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area.
GEORGIA
For employees residing in Georgia, Paragraph 2(g)(iv) shall apply in the United States, which the employee agrees is a reasonable geographic territory in which the Company and/or an Affiliate does business.
ILLINOIS
Paragraph 2(g)(v) does not apply unless the employee’s annual compensation exceeds $75,000 per year (next statutory increase occurs in 2027). Paragraph 2(g)(iv) does not apply unless the employee’s annual compensation exceeds $45,000 per year (next statutorily increase occurs in2027).
LOUISIANA
For employees who perform work in Louisiana, Paragraphs 2(g)(iv) and 2(g)(v) shall only apply in the St Tammany Parish.
MAINE
For employees residing in Maine when this Agreement is signed, Paragraphs 2(g)(iv) and 2(g)(v) do not take effect until 6 months after the Agreement is signed, or 12 months after the employee’s start of employment with the Company and/or an Affiliate for 12 months, whichever is later.
MARYLAND
Paragraph 2(g)(v) does not apply if the employee earns equal to or less than (a) $23.15 per hour; or (b) $48,204 annually, in 2026.
MASSACHUSETTS
For employees working in Massachusetts, Paragraph 2(o) of the Agreement will not apply. Further, if the Company chooses to enforce the non-competition provisions set forth in Paragraph 2(g)(v) of the Agreement, then the Company will continue to pay the employee at least 50% of the employee’s highest base salary that the employee earned at the Company or an Affiliate (as applicable) in the 2 years before the end of employee’s employment. The Company will pay this amount for 12 months following the employee’s termination. The restriction set forth in Paragraph 2(g)(v) of the Agreement will not apply if the employee is involuntarily terminated without cause.

NEVADA

Paragraph 2(g)(v) does not apply if the employee is paid solely on an hourly wage basis, exclusive of any tips or gratuities.
NEW HAMPSHIRE
Paragraph 2(g)(v) does not apply if the employee earns an hourly rate less than or equal to 200 percent of the federal minimum wage.
NORTH DAKOTA
For employees residing in North Dakota at the time of execution of this Agreement (including the Participant Obligations incorporated herein), Paragraphs 2(g)(iv) and 2(g)(v) will not apply.
OKLAHOMA
For employees residing in Oklahoma at the time of execution of this Agreement (including the Participant Obligations incorporated herein), Paragraph 2(g)(v) will not apply and Paragraph 2(g)(iv) will only apply to the extent that Paragraph prohibits the employee from directly soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company and/or an Affiliate.
OREGON
For employees residing in Oregon when they sign this Agreement (including the Participant Obligations incorporated herein), the Company shall provide a copy of a signed, written copy of the Agreement (including the Participant Obligations incorporated herein) within 30 days after the date of termination of the employee’s employment with the Company or an Affiliate, as applicable. Paragraph 2(g)(v) shall only apply if the total amount of the employee's annual compensation, at the time of the employee's termination, exceeds $119,920 in 2026, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items).
VIRGINIA
Paragraph 2(g)(v) does not apply if an employee’s average weekly earnings are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of § 65.2-500.
WASHINGTON
For employees residing in Washington, Paragraph 2(o) will not apply. Further, if an employee is terminated as the result of a layoff, and the Company chooses to enforce the non-competition provisions set forth in Paragraph 2(g)(v) of the Agreement, then the Company or an Affiliate, as applicable, will continue to pay the Employee’s base salary for twelve months following the layoff , less any earnings the employee has received from the employee’s then-current employer. Paragraph 2(g)(v) shall only apply if the employee’s earnings, when annualized, exceed $127,100 in 2026, to be adjusted for inflation.